SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Scientific Learning Corporation
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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2013

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Tuesday, June 11, 2013, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect six directors.

2.	To hold an advisory vote on the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

3.	To hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers;

4.	To ratify the selection of Armanino, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 16, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

CHRISTOPHER J. BROOKHART
Secretary

Oakland, California

April 30, 2013

All stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote by Internet, telephone, or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you vote by Internet or telephone, please do not mail a proxy or voting instruction card.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 11, 2013

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have made these proxy materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail or email, because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may vote by Internet or telephone or, if you requested printed versions of these materials, you may complete, sign and return the enclosed proxy card.

We intend to provide this proxy statement and accompanying proxy card on or about May 2, 2013 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 16, 2013 will be entitled to vote at the annual meeting.  On this record date, there were 23,578,752 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 16, 2013, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 16, 2013, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Because of a change in the rules applicable to brokers, your broker will not be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions with respect to that vote.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of six directors.

•	An advisory vote to approve named executive officer compensation.

•	An advisory vote regarding the frequency of the advisory vote on executive compensation.

•	Ratification of the selection of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

How does the Board of Directors recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the election of each of the six director candidates;

•	FOR the approval of named executive officer compensation;

•	For the vote EVERY THREE YEARS in the advisory vote regarding the frequency of the advisory vote on executive compensation; and

•	FOR the ratification of the appointment of Armanino LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As required by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners.  All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify.  For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by Internet, telephone or by using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote by Internet or touchtone telephone, please follow the instructions in the Notice.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 16, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections and you are a stockholder of record, your shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable rules.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.  We have not engaged a third-party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please vote the shares held in each different name or account by Internet, telephone or by returning each proxy card to ensure that all of your shares are voted.

Can I change my vote?

Yes.  You can revoke your proxy.  If you are not a stockholder of record, you should follow the instructions of your broker or bank.  If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit a later Internet or telephone vote or a properly completed proxy card with a later date.

•
You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must submit the candidate to the Board’s Nominating and Corporate Governance Committee no later than six months prior to the 2014 annual meeting or December 31, 2013, if no date has been set.  If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.  To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 31, 2013.  Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 11, 2014 and March 13, 2014.  You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.  Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares and follow those instructions regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the applicable rules, such as the vote for our independent registered public accounting firm.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.  We believe that Proposal 4 will be considered a discretionary item.

How many votes are needed to approve each proposal?

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For the election of directors, the six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

•
Approval of named executive officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. For purposes of this proposal, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this vote. For purposes of the advisory vote on the frequency of the advisory vote on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this vote. However, because each of these proposals is an advisory vote, the results will not be binding on the Company’s Board of Directors or the Company. The Board of Directors, the Compensation Committee and/or another committee of the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its named executive officers for inclusion in the Company’s proxy statement.

•
To be approved, Proposal No. 4 (ratification of the selection of Armanino as our independent registered public accountants for 2013) must receive a “For” vote from the majority of the votes cast either in person or by proxy.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were 23,578,752 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting.  Abstentions and broker non-votes will also be counted towards determining whether a quorum exists.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  We plan to publish final voting results in a Form 8-K within four business days after the end of the annual meeting.

Proposal 1
ELECTION OF DIRECTORS

Our Board of Directors is presently composed of six members.  The term of office of all directors expires at the 2013 Annual Meeting of Stockholders.

Of the nominees for election at this meeting, all are currently directors.  Five of the six directors nominated for election were previously elected by the stockholders. Mr. Moorhead was appointed by the Board in August 2012 to fill a vacancy created by the resignation of a previous Board member.  If elected at the 2013 Annual Meeting of Stockholders, each of the nominees will serve until the 2014 annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors.  A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the annual meetings of the stockholders, but their attendance is not required.  Mr. Bowen attended the 2012 Annual Meeting.  Historically, few, if any, stockholders, other than employees, have attended the annual meeting in person.

Set forth below is biographical information for each person nominated for election to the Board, with ages shown as of March 31, 2013.

Nominees for Election at the 2013 Annual Meeting

Edward Vermont Blanchard, Jr., age 61, joined us as a director in November 2002.  Mr. Blanchard is presently Manager of OBX Hospitality LLC, which purchases distressed hotel properties and then rehabilitates and manages the properties.  From June 2009 to April 2011, Mr. Blanchard was a Managing Director at Aon Benfield Securities, Inc., the capital markets and strategic advisory investment banking subsidiary of Aon Corporation.  From December 2004 through September 2008, Mr. Blanchard was a Senior Advisor to Irving Place Capital (formerly known as Bear Stearns Merchant Banking), a private equity investment firm.  From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., including from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions.  From January 2007 through July 2009, Mr. Blanchard was a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company.  He is also President of the Board of Trustees of the American Folk Art Museum.  Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.  Mr. Blanchard’s extensive experience in investment banking, mergers and acquisitions and private equity investments provides us valuable perspective and expertise in evaluating potential strategic opportunities, as well as financial and analytical expertise important in exercising oversight over our financial and accounting issues.

Robert C. Bowen, age 71, is the Chairman of our Board and became our CEO in July 2012.  He was our Executive Chairman during 2009 and served as our Chief Executive Officer from June 2002 through December 2008.  He was re-appointed as our Chief Executive Officer in July 2012.  From 1989 through 2001, Mr. Bowen served as a senior executive of National Computer Systems, a provider of educational assessment and administrative software and services acquired by Pearson PLC in 2000.  His last assignment there, from 1995 through 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts.  Earlier in his career, Mr. Bowen held senior executive positions with other education and publishing companies.  Mr. Bowen has been a high school math teacher, a coach, and a school district administrator.  Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.  Mr. Bowen’s deep experience in education technology provides us with invaluable expertise and knowledge in our particular industry, and his long history with the Company affords continuity in leadership.

Rodman W. Moorhead III, age 69, joined us as a director in August 2012.  Mr. Moorhead previously served on our Board of Directors from June 1998 to May 2011. In January 2007, Mr. Moorhead retired from Warburg Pincus, a global private equity firm, where he had been employed since 1973. His last position at Warburg Pincus was as Senior Advisor and Managing Director. Mr. Moorhead was originally nominated to our Board in accordance with rights held by Warburg Pincus relating to an equity agreement which has now terminated. Mr. Moorhead is a director of Coventry Health Care, Inc. He is Chairman of the Board of The Taft School, a member of the Harvard Medical School Board of Fellows, Chairman of Stroud Water Research Center, trustee of the Brandywine Conservancy and trustee of the Jackson Hole Land Trust. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School. Mr. Moorhead's qualifications to serve on our Board include his previous long-term experience as one of our directors, along with his financial expertise and his extensive private equity investment experience.

Michael A. Moses, age 61, joined us as a member and Vice Chairman of the board in July 2007. Dr. Moses has been an educator for over 30 years.  He currently serves as a senior advisor to the Center for the Reform of School Systems, a nonprofit organization focusing on the promotion of urban school reform. From November 2004 until July 2006, Dr. Moses served as Vice Chairman of the board at Higher Ed Holdings, the owner of the American College of Education. Dr. Moses served as the general superintendent of the Dallas Independent School District from 2001 through 2004. From 1999 through 2001, he served as the deputy chancellor for System Operations for the Texas Tech University system. Dr. Moses was the Commissioner of Education for the State of Texas from 1995 through 1999. Prior to that service, Dr. Moses was the superintendent of three Texas school districts, including Lubbock, LaMarque and Tatum and served as a teacher and school administrator in the Duncanville and Garland school districts. Dr. Moses holds bachelor’s and master’s degrees from Stephen F. Austin State University and a Doctor of Education degree from Texas A&M University - Commerce. Dr. Moses is a member of the board of directors of Southwest Securities Services Group, a holding company whose subsidiaries provide financial and investment services. He serves as special advisor and consultant to several corporations and entities that interface with elementary, secondary and higher education.  Dr. Moses’ long service as an educator provides us with insight into the needs, organization and issues of our customers. His extensive contacts at all levels of education assist us in sales, marketing and business development.

Dr. Paula A. Tallal, age 65, is one of our founders and has served as a director since inception.  Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers, the State University of New Jersey. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities.  Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.  Dr. Tallal has a broad and deep understanding of the science behind our products, and therefore is particularly well-suited to provide guidance on scientific issues relating to our offerings.  Dr. Tallal also has significant experience in working with children with language problems and the speech and language professionals who serve them, so she is able to provide us a valuable perspective about this important customer segment.

Jeffrey D. Thomas, age 46, joined us as a director in November 2008. From February 2002 until February 2013, Mr. Thomas served as President and Chief Executive Officer of Ambassadors Group, Inc., an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals.  From November 2001 through February 2013, Mr. Thomas served as a member of the board of directors of Ambassadors Group, Inc. He holds a BA from Dartmouth College. Mr. Thomas offers us valuable perspective as an operating company executive and experience in guiding a small pubic company through rapid growth.  His background also adds financial expertise to our Board to provide oversight over our financial and accounting issues.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Independence of the Board of Directors

Although we ceased to be traded on The NASDAQ Stock Market (“Nasdaq”) on October 18, 2012, we have continued to seek to meet the corporate governance requirements of the Nasdaq listing standards to facilitate a relisting on NASDAQ if and when we once again meet applicable listing requirements. The Nasdaq listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Moorhead, Dr. Moses, Dr. Tallal and Mr. Thomas are independent directors within the meaning of applicable Nasdaq listing standards.  In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:
•
Dr. Moses has served as a consultant to the Company in sales and marketing since 2007.  His fee has been approximately $40,000 per year, which he agreed to reduce to $36,000 per year for 2013. In addition, in 2007, Dr. Moses was granted stock options for 180,000 shares.  Of these, 80,000 shares vested ratably over four years.  The remaining 100,000 shares vest if our stock price reaches and maintains certain levels, starting at $15 per share.  None of the performance-vesting shares have yet vested. On April 1, 2013, Mr. Moses was granted stock options for 40,000 shares in light of his agreement to reduce his consulting compensation.  These options vest ratably over a 36-month period.

•
Dr. Tallal is one of our founders.  Dr. Tallal served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers and continued to consult with us pursuant to a consulting agreement thereafter.  Under that consulting agreement, Dr. Tallal received compensation from us in the amount of $43,776 in each of 2010 and 2011 and $19,500 in 2012. We have not engaged Dr. Tallal to provided consulting services for us in 2013, though we may do so in the future.  Dr. Tallal has also consulted for Posit Science Corporation, which has licensed certain technology from us.  Dr. Tallal also receives inventor share payments from Rutgers resulting from the license to us of the technology developed by the University of California and Rutgers.

Information Regarding the Board of Directors and its Committees

The Board of Directors met seven times during 2012.  Other than Mr. Moorhead, all incumbent directors attended at least 75% of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.  Mr. Moorhead attended all committee meetings of the committees on which he served, but missed one of the two meetings of the Board that occurred after his appointment in August 2012 due to previous commitments made prior to his appointment.

Board Leadership Structure

Presently, Mr. Bowen serves as both the Chairman of the Board and as our Chief Executive Officer. Prior to his re-appointment as CEO in July 2012, the positions of Chairman of the Board and CEO were held by separate individuals. Jeffrey D. Thomas serves as our Lead Independent Director, and chairs the meetings of the independent directors.  Given Mr. Bowen’s long-standing history with the Company, including his experience successfully leading the Company through difficult financial periods in our past, we believe that at this point, having Mr. Bowen serve both as Chairman and CEO provides an effective and efficient corporate governance structure to help us return to profitability.

Board’s Role in Risk Oversight

Board-level risk oversight is performed primarily by our Board committees.  The Audit Committee oversees our internal controls and regularly assesses financial and accounting risks.  Our Nominating and Corporate Governance Committee addresses issues related to risks posed by related party transactions and our Compensation Committee assesses whether our compensation programs pose risks to the Company. The full Board has responsibility for operational, strategic and technology risk and other areas of risk not assigned to a committee.  We believe that allocating risk oversight to several committees and the Board itself provides for “checks and balances” and avoids the concentration of responsibility in only a few Board members. Additionally, we believe that the fact that risk oversight is performed by our independent committees supports our conclusion that an independent Chairman is not needed at this time for appropriate corporate governance.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The following table lists for each of these committees its members during 2012 and currently and the number of committee meetings held during 2012:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Vermont Blanchard, Jr.	Chair
Rodman W. Moorhead, III	Member (starting Aug. 2012)	Chair (starting Aug. 2012)
Michael A. Moses		Member	Member
Paula A. Tallal			Member
Jeffrey D. Thomas	Member	Member (starting Oct. 2012)	Chair
Total meetings in 2012	9	1	2

Below is a description of each standing committee of the Board of Directors.  The charter of each committee can be found at our corporate website, on the World Wide Web, at www.scientificlearning.com/corporategovernance.

Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and review of our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Blanchard, Mr. Moorhead and Mr. Thomas each qualify as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

Compensation Committee
The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs.  The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management.  The Committee also reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a) (15) of the Nasdaq listing standards.

The Compensation Committee periodically retains a compensation consulting firm, Compensia, as described below in the Compensation Discussion and Analysis.  In 2012, the compensation consultant retained by the Committee did not provide any consulting services to the Company.

The Company has a two-person Non-Officer Equity Grant Committee composed of Robert Bowen, our CEO, and a member of the Compensation Committee.  Dino Rossi served on this two-person committee during 2012, until his resignation in August 2012.  In October 2012, Rodman Moorhead was appointed to fill the vacancy created on the Non-Officer Equity Grant Committee by Mr. Rossi’s departure.  The Non-Officer Equity Grant Committee met 2 times in 2012.  This Committee is authorized to award equity grants to non-officer employees and consultants, subject to numerical limits and other parameters established by the Compensation Committee from time to time.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions.  The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board.  The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors.  The Board has determined that all members of the Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Board has established guidelines for evaluating nominees for director.  The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment.  The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board.  Examples of such fields are: neuroscience, research, marketing and sales, strategy development & execution, operations, education, public policy, finance and financial reporting, entrepreneurship, and strategic transactions.

The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years.  The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate.  The Committee may retain search firms if the Committee believes that to be appropriate.  The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate.  The Committee has the flexibility to determine the most appropriate interviewing and referencing process.  The Committee recommends nominees to the full Board, which then selects the nominees.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders.  The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

Diversity

Our Board selection guidelines state that the Board should represent a diverse spectrum of expertise and experience.  In considering changes in Board composition, the Nominating and Corporate Governance Committee considers what experience or knowledge contributes to the effectiveness of the Board, what experience or knowledge is already represented on the Board, what may be missing, and what fields may be over-represented.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at www.scientificlearning.com/corporategovernance.

Code of Ethics

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees.  The Policies are available on our website at the address stated above.  If we make any substantive amendments to these Policies or grant any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments.  As required by law, within four business days of any amendment to or waiver of these policies that applies to a director or executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

Report of the Audit Committee of the Board of Directors

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management.  In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2012, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Rule 3526 of the Public Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and has discussed the independence of Ernst & Young LLP with them.

Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for the year, to be filed with the SEC.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Rodman W. Moorhead, III
Jeffrey D. Thomas

Proposal 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for 2013.  The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote on the compensation of our Named Executive Officers.  This Proposal Two, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officers, but rather the overall compensation of all of our Named Executive Officers and the executive compensation philosophy, policies and practices described in this proxy statement.

Our executive compensation program and compensation paid to our Named Executive Officers are described in the “Executive Compensation” section of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our named executive officers, in ways designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders and customers, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:

•	Focus our executives on our most significant strategic and operating objectives – growing our sales and revenue and generating profits and cash from operations;

•	Provide incentives for our executives to build long-term stockholder value;

•	Align compensation with company and individual achievement of specified goals;

•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and

•	Provide appropriate levels of risk and reward.

Based on the above, we request that stockholders approve the compensation of Scientific Learning’s named executive officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following resolution:

RESOLVED, that the compensation paid to Scientific Learning’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of Named Executive Officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” Proposal Two to approve the compensation paid to the Company’s Named Executive Officers.

Proposal 3:

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Two above, Scientific Learning’s stockholders are being provided the opportunity to cast an advisory vote on Scientific Learning’s executive compensation program. The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Two above.

This Proposal Three provides our stockholders the opportunity to cast an advisory vote on how often Scientific Learning should include a say-on-pay vote in its proxy materials for future annual (or other meetings for which Scientific Learning must include executive compensation information). Under this Proposal Three, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

Scientific Learning believes that say-on-pay votes should be conducted every three years for the following reasons:

•
A substantial portion of executive compensation is in the form of long-term equity awards with performance periods of three or more years. Triennial votes will provide stockholders sufficient time to evaluate the effectiveness of such long-term compensation strategies and related business outcomes of Scientific Learning.

•	Triennial votes will provide Scientific Learning with the time to thoughtfully consider the results of the say-on-pay votes, respond to stockholders sentiments and implement changes.

•
 In contrast, annual or biennial votes would not allow for changes to Scientific Learning’s compensation program to be in place long enough to evaluate whether the changes were effective and may unduly disrupt longer-term compensation strategies tied to Company performance.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal Three is not binding on us. However, the Board of Directors and/or subcommittee of the Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

The Board recommends that stockholders vote on Proposal Three to hold say-on-pay votes EVERY THREE YEARS.

Proposal 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

On April 11, 2013 the Board of Directors, upon recommendation of the Audit Committee,  approved Armanino LLP ("Armanino") as the Company’s independent registered public accounting firm for the year ending December 31, 2013. At the same time, the Board of Directors approved the dismissal of Ernst & Young LLP as the Company’s independent registered public accounting firm effective April 11, 2013.

During the years ended December 31, 2012 and December 31, 2011 and through April 11, 2013, neither the Company nor anyone on its behalf has consulted with Armanino with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Armanino concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

With the exception of a going concern uncertainty paragraph following the Company’s fiscal year ended December 31, 2012, the reports of Ernst & Young LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 2012 and 2011, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two years ended December 31, 2012 and subsequent interim period through April 11, 2013, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

No "reportable events" occurred during the two years ended December 31, 2012 and subsequent interim period through April 11, 2013 requiring disclosure as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Ernst & Young LLP with a copy of the disclosures in the preceding three paragraphs, and requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether it agreed with the statements made. A copy of Ernst & Young LLP’s affirmative letter dated April 16, 2013 was attached as Exhibit 16.1 to the Company’s current report on Form 8-K filed with the SEC on April 16, 2013.

A representative of Armanino is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the selection of Armanino as the Company’s independent registered public accounting firm for the year ending December 31, 2013, the appointment will be reconsidered by the Audit Committee, but no assurance can be given that the Audit Committee will change the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Scientific Learning and its shareholders.

The Board Of Directors Recommends A Vote In Favor Of Proposal 4

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2012 and 2011 by Ernst & Young.

	Fiscal Year Ended
	2012	2011
Audit Fees (annual audit, reviews of quarterly and annual financial statements, reviews of SEC filings, including S-3)	$452,500	$338,500
Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	$8,000	$11,000
Tax Fees (preparation of federal, state and local returns, assistance with audits, consultations with respect to tax planning and compliance issues and international transfer pricing)	----	----
All Other Fees	----	----
Total Fees	$460,500	$349,500

Pre-Approval Policies and Procedures

All fees described above were approved by the Audit Committee or its Chair prior to engagement of the auditor to perform the service, as is required by our policy. Under its policies, the full Audit Committee generally considers proposed engagements of the independent auditors as a committee.  However, to ensure prompt handling of unexpected matters between meetings of the Committee, the Chair is authorized to approve services to be provided by Armanino LLP so long as the expected fees for each such service does not exceed $25,000 and the aggregate expected fees for all such services between one meeting of the Audit Committee to the next does not exceed $50,000. If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting.

Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service.  Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services specified above by Armanino LLP is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of April 5, 2013 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent
Trigran Investments, Inc. (2) 630 Dundee Road, Suite 230 Northbrook, IL 60062	6,690,242	27.9%
Nantahala Capital Management, LLC (3) 100 First Stamford Place, 2nd floor Stamford, CT 06902	3,487,394	14.4%
Osmium Partners, LLC (4) 388 Market Street, Suite 920 San Francisco, CA 94111	2,436,150	10.3%
Noel G. Moore (5) 200 West Monroe Ave, Suite 1440 Chicago, IL 60606	1,997,313	8.4%
Edward Vermont Blanchard, Jr. (6)	214,161	*
Robert C. Bowen (7)	1,048,104	4.4%
Christopher J. Brookhart (8)	3,333	*
Jane A. Freeman (9)	230,234	1.0%
William M. Jenkins (10)	255,668	1.1%
Rodman W. Moorhead, III (11)	1,016,476	4.3%
Michael A. Moses (12)	32,082	*
D. Andrew Myers (13)	425,529	1.8%
Dr. Paula A. Tallal (14)	726,884	3.1%
Jeffrey D. Thomas (15)	41,731	*

All directors and executive officers as a group (10 persons) (16)	3,994,202	16.1%

*	Less than one percent
(1)
This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,578,752 shares outstanding on April 5, 2013, adjusted as required by rules promulgated by the SEC.

(2)
Includes 3,757,063 shares held by Trigran Investments, L.P., warrants exercisable for 515,533 shares held by Trigran Investments, L.P., 2,069,132 shares held by Trigran Investments, L.P. II, warrants exercisable for 302,159 shares held by Trigran Investments, L.P. II and 46,355 shares held by accounts (“Trigran Accounts”) managed by Trigran Investments, Inc. on a discretionary basis.  Trigran Investments, Inc. is the investment manager to and general partner of both the partnerships.  Trigran Investments, Inc. shares voting and investment power with respect to the shares held by Trigran Accounts.  Douglas Granat, Lawrence A. Oberman and Steven G. Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of the Common Stock beneficially owned by Trigran Investments, Inc. Each of these persons disclaims beneficial ownership of the Common Stock except to the extent of his or its pecuniary interest therein.

(3)
Includes 1,910,447 shares and warrants exercisable 693,627 shares held by Nantahala Capital Management, as reported by Nantahala Capital Management in its Schedule 13G filed on February 14, 2013.  Also includes 521,560 shares issuable upon the exercise of warrants held by Nantahala Capital Partners II, Limited Partnership and 162,210 shares issuable upon the exercise of warrants held by Nantahala Capital Partners, Limited Partnership, and 199,550 shares issuable upon the exercise of warrants held by Blackwell Partners, LLC, all of which were issued on April 5, 2013.

(4)
Includes 761,433 shares held by Osmium Capital, LP (“Fund 1”), warrants exercisable for 56,301 shares held by Fund 1, 1,234,531 shares held by Osmium Capital II, LP (“Fund 2”), warrants exercisable for 100,530 shares held by Fund 2, 257,530 shares held by Osmium Spartan, LP (“Fund 3”), warrants exercisable for 16,575 shares held by Fund 3 and 9,250 shares held by John H. Lewis.  Mr. Lewis is the controlling member of Osmium Partners, which serves as the general Partner of Funds 1, 2 and 3 (the “Funds”). Mr. Lewis and Osmium Partners may be deemed to share with the Funds and the Osmium Accounts voting and dispositive power with respect to such shares.  Each of Mr. Lewis, Osmium Partners and the Funds disclaims beneficial ownership with respect to any shares other than the shares owned directly by such person.

(5)
Includes 1,836,710 shares held by Mr. Moore, as reported by Mr. Moore in his Schedule 13G filed on February 12, 2013.  Also includes 160,603 shares issuable upon the exercise of warrants held by Mr. Moore that were issued on April 5, 2013.

(6)
Includes 189,736 shares held by Mr. Blanchard and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries.  Also includes 9,425 shares subject to stock options that are or will be exercisable by June 4, 2013.

(7)
Includes 862,340 shares and warrants exercisable for 97,642 shares held by Mr. Bowen.  Also includes 69,372 shares subject to stock options that are or will be exercisable as of June 4, 2013 and 18,750 shares subject to restricted stock units that will vest by June 4, 2013.

(8)	Includes 3,333 shares subject to stock options that are or will be exercisable as of June 4, 2013.
(9)	Includes 118,000 shares and warrants exercisable for 40,151 shares held by Ms. Freeman. Also includes 72,083 shares subject to stock options that are or will be exercisable as of June 4, 2013.
(10)
Includes 146,605 shares held by Mr. Jenkins. Also includes 106,250 shares subject to stock options that are or will be exercisable as of June 4, 2013 and 2,813 shares subject to restricted stock units that will vest by June 4, 2013.

(11)
Includes 792,433 shares and warrants exercisable for 220,377 shares held by Mr. Moorhead. Also includes 3,166 shares subject to stock options that are or will be exercisable as of June 4, 2013 and 500 shares subject to restricted stock units that will vest by June 4, 2013.

(12)	Includes 20,435 shares held by Mr. Moses. Also includes 11,647 shares subject to stock options that are or will be exercisable by June 4, 2013.
(13)
Includes 156,093 shares and warrants exercisable for 6,936 shares held by D. Andrew Myers.  Also includes 238,750 shares subject to stock options that are or will be exercisable as of June 4, 2013 and 23,750 shares subject to restricted stock units that will vest by June 4, 2013.

(14)
Includes 483,749 shares held directly by Dr. Tallal, warrants exercisable for 100,377 shares held by the Paula A. Tallal Revocable Trust and 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee.  Also includes 9,425 shares subject to stock options that are or will be exercisable by June 4, 2013.  Dr. Tallal disclaims beneficial ownership of the shares held by the Colleen Osburn Trust.

(15)	Includes 32,306 shares held by Mr. Thomas. Also includes 9,425 shares subject to stock options that are or will be exercisable by June 4, 2013.
(16)	Includes the information in notes (1) and (6) through (14), as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2012 Summary

•
In 2012 we again faced a difficult funding and selling environment, particularly in the US K-12 market. Our 2012 revenue decreased 31% compared to 2011, reflecting a 32% decrease in booked sales. Under our 2012 Scientific Learning Incentive Plan, 70% of the target bonus potential is based on shared financial goals. We did not achieve the 2012 financial goals and, due to our overall Company performance, no payouts were made under the 2012 Scientific Learning Incentive Plan  based on attainment of financial or individual goals.

•
In 2012, all of the Named Officers that were on staff in 2011 departed from the Company. This group included D. Andrew Myers, Chief Executive Officer, Linda L. Carloni, General Counsel, Robert E. Feller, Chief Financial Officer, Ronald K. Park, Chief Technology Officer and Jessica J. Lindl, SVP Inside Sales and Marketing.  There are currently three Named Officers all of whom joined the Company in 2012.  This group includes Robert C. Bowen, Chairman and CEO, Jane A. Freeman, Chief Financial Officer and Treasurer, and Christopher J. Brookhart, Senior Vice President, General Counsel and Corporate Secretary. Robert C. Bowen resumed his role as our Chairman and CEO in July 2012 after previously serving as our CEO from June 2002 through 2008, Executive Chairman in 2009 and Chairman since 2010.  Christopher J.  Brookhart joined us in June 2012, as Senior Vice President, General Counsel and Corporate Secretary.  Jane A. Freeman rejoined us as Chief Financial Officer in July 2012; she previously served as Scientific Learning’s EVP and CFO from 1999 to 2008.

•
In 2012, the Compensation Committee made new hire equity grants to all three of the new Named Officers. Mr. Bowen’s new hire grants, on October 1, 2012, were for 150,000 Restricted Stock Units and 150,000 Incentive Stock Options.  As a member of our Board of Directors, Mr. Bowen also was granted 1,875 Restricted Stock Units and 3,750 Non-Qualified Stock Options on January 1, 2012.  Ms. Freeman’s new hire grants on October 1, 2013 were 100,000 Restricted Stock Units and 100,000 Incentive Stock Options. Mr. Brookhart’s new hire grant on July 1, 2012 was 80,000 Incentive Stock Options.

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals and to bring value to our stockholders and customers, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:
•	Focus our executives on our most significant strategic and operating objectives – growing our sales and revenue and generating profits and cash from operations;

•	Provide incentives for our executives to build long-term stockholder value;

•	Align compensation with company and individual achievement of specified goals;

•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and

•	Provide appropriate levels of risk and reward.

Compensation Process

The Compensation Committee of our Board determines the compensation of the Named Officers. The Committee reviews executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions for the coming year with respect to base salary and incentive compensation plan structure and content.

Compensation Consultant / Benchmarking

The Compensation Committee periodically retains Compensia, a compensation consulting firm, to assist it. Compensia provided comprehensive executive compensation reviews to the Committee in 2008 and 2010, a more targeted review of selected compensation aspects in 2011, and from time to time provides periodic assistance to the Committee in connection with Board compensation, executive hiring, executive promotions and other compensation disclosure and policy issues. Compensia has not been retained since 2011.

Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market. In 2010, the Committee engaged Compensia to update our compensation comparative peer group and analyze the compensation of each named officer as compared to that peer group. In light of our 2011 and 2012 results and the continuing difficult funding environment for US K-12 schools, management recommended that the Named Officers’ base salaries generally remain the same in 2012 and 2013. The Committee therefore did not retain Compensia to conduct a benchmarking study for 2012 or 2013.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other Named Officers. No officer is present while the Committee discusses and determines the level of his or her compensation. The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for Named Officers generally are:
•
Base salary. Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role and reflecting the officer’s skills, experience and level of responsibility.

•
Short–term incentive compensation in the form of performance-based cash incentive payments under our cash bonus plan. Our cash bonus payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•
Long-term incentive compensation in the form of equity awards. Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but reviews and takes into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation. However, risk-based potential compensation and equity-based compensation both generally increase as a percentage of total compensation with increasing organizational responsibilities.

Base Salary

We provide the Named Officers with base salary to compensate them for services rendered during the year. In reviewing and determining the base salaries for the Named Officers, the Committee primarily considers:
•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.
•
The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.
•	The Company’s financial results and position.

In 2012, there were no salary increases for Named Officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our Named Officers and other management employees in the form of performance-based cash incentive payments under a cash bonus plan, which is established by the Compensation Committee each year. From 2002 through 2011, we had similar Management Incentive Plans each year for management employees.  In 2012, we broadened our incentive bonus plan to include most non-sales employees and titled the plan the Scientific Learning Bonus Plan.  For 2013, we have returned to having a Management Incentive Plan for management employees only.

In determining the overall target payment for each named officer, the Committee considers market data on incentive compensation from other peer group companies for each position and such officer’s level of responsibility and contribution. For 2012, the overall target bonus ranged from 35% to 55% of base salary for the Named Officers.

Each of the 2010, 2011 and 2012, the bonus plans provided for cash bonuses upon the achievement of specified corporate and individual goals. Bonus potential is allocated 70% to shared financial goals and 30% to individual goals. We believe that given our size and development stage, this emphasis on shared company financial goals is appropriate because:

•	Each participant’s performance directly impacts our financial performance; and
•	The emphasis on our financial goals automatically adjusts the level of incentive pay to the reasonableness of incurring that expense, given the Company’s financial status.

The process of setting both the financial and non-financial goals begins with the development of the annual operating plan by our senior management team. This annual plan includes both the financial projections and the strategic objectives for the next year, and is reviewed and approved by the Board. Based on the annual plan, the Committee establishes the shared financial goals for the Management Incentive Plan, based on its assessment of our most critical financial objectives for the upcoming year. The Committee sets the target level for the financial goals at a level that the Committee believes is challenging but achievable. For 2010 and 2011, the Committee established booked sales and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation expense) as our shared financial performance measures, reflecting our focus on increasing sales, controlling expenses and increasing our cash. For 2012, the Committee established booked sales and cash from operations as our shared financial performance measures.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved. For the two financial goals, if the entry levels for both goals are not achieved, no bonus is paid for either financial goal. After the entry level for the financial goals is achieved, a portion of the bonus for those goals is earned (10% of target in 2012). The amount of the bonus increases in steps with increasing achievement against the financial goals, to 100% of target at the target level and 200% at the maximum level.

The individual goals for the Management Incentive Plan are also established at the beginning of the year, based on the operating goals and tasks needed to accomplish the strategic objectives outlined in the Board approved operating plan. Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements. The CEO drafts his goals, which are then reviewed and approved by the Chairman of the Board and the lead independent director. The goals for the other Named Officers are based on the CEO goals as applied to the officer’s areas of responsibility and are established by the CEO with input from the officer. Due to the major management changes in 2012, this process was not completed in a formal manner.

In 2010 and 2011, for individual goals, achievement was measured on a rating scale of 1.0 to 5.0 against individual goals closely related to the executive’s areas of responsibility. Below 75% individual goal achievement (weighted average rating of 2.5), no individual goal achievement bonus is paid. At 100% individual goal achievement (weighted average rating of 3.0), 100% of the individual goal achievement target bonus is paid. At 200% individual goal achievement (weighted average rating of 5.0), the 200% maximum for the individual goal achievement target bonus is paid. From the 100% individual goal achievement level, the award earned scales ratably up to the maximum or down to the minimum in increments.

For 2012, the Committee established a consolidated bonus plan (“2012 Bonus Plan”) in which all Company employees participated, other than those receiving sales incentive compensation and most employees in China. With respect to the Named Officers, the percentage of bonus allocated to financial versus individual goals, the level of target bonuses, and the process of setting goals and assessing individual performance and remain unchanged. For 2012, the Committee established booked sales and cash from operations as the Company’s financial goals.

For 2013, the Committee has established an incentive plan for management employees (“2013 Management Incentive Plan”) in which all executives, vice presidents, directors and select managers participate, other than those receiving sales incentive compensation. With respect to the Named Officers, the percentage of bonus allocated to financial versus individual goals remains weighed 70% for shared financial goals and 30% individual goals. For 2013, the Committee has established Bookings (determined in accordance with the booked sales definition in the Company’s SEC filings) and Cash Flow (determined as cash flow from operations less capitalized internal development costs in accordance with the Company’s audited financial statements for 2013) as the Company’s financial goals.

While the bonus plan and the goals are established at the beginning of the year, the Committee has discretion to amend the Management Incentive Plan and to make payments under the Management Incentive Plan even if goals are not met. During the past three years, the Committee has not exercised its discretion to make payments outside of the established parameters.

Payments under the Management Incentive Plan and under the 2012 Bonus Plan are intended to, and do, fluctuate significantly depending on corporate performance.
•
In 2010, the Company’s revenues decreased by 22% and booked sales decreased by 32% compared to 2009. In 2010, loss per diluted share was $0.52 compared to $0.26 earnings per diluted share in 2009. We did not achieve the entry level for the financial goals, and no Management Incentive Plan bonuses were paid based on the financial goals. Individual performance payouts for the Named Officers averaged 110% of target levels, reflecting the fact that while the financial metrics were not met, important non-financial objectives critical to our future were achieved.

•
In 2011, the Company’s revenues decreased by 5% and booked sales decreased by 14% compared to 2010. In 2011, loss per diluted share was $0.34 compared to $0.52 in 2010. Also in 2011, we did not achieve the entry level for the financial goals, and no Management Incentive Plan bonuses were paid based on the financial goals. Individual performance payouts for the Named Officers averaged 39% of overall target and 124% of target levels, reflecting the fact that critical progress was made during the year on our transition to a software-as-a-service business, particularly in developing and launching new products and in transforming our sales and marketing organizations.

•
In 2012, the Company’s revenues decreased by 31% and booked sales decreased by 32% compared to 2011.  In 2012, loss per diluted share was $0.43 compared to $0.34 in 2011. Also in 2012, we did not achieve the entry level for the financial goals, and no Management Incentive Plan bonuses were paid based on financial goals or individual goals.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards. The Committee believes that equity awards are important to align the interests of management and stockholders. Since 2010, the Committee has used a mix of stock options and restricted stock units for equity awards to Named Officers in most cases. The Committee uses stock options because it believes that:
•	Options carry a more significant upside and are more attractive than restricted stock units when recruiting for key executive positions.
•	Given our current stock price, options are a better retention tool.
•	Options do not create the downward pressure on our stock price that has been an issue when restricted stock units are released.

The Committee grants restricted stock units because it believes that:
•	Restricted stock units build retention value and align executive interests with shareholder interests.
•	Units are less dilutive than stock options.

In addition, the Committee took into account the relative benefit to employees, and tax treatment to the employees of the two types of equity grants.

Historically, we have made equity grants to Named Officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities. In determining the amount of equity to be granted to Named Officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding. In determining individual awards, the Committee principally takes into account:

•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.
•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.
•	How the officer’s level of equity compensation compares to our other officers.
•	Market data provided by our outside compensation consultant.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse. As a result, our executive perquisites are minimal. Prior to October 2012, employees based in Oakland who were director-level and above (including Named Officers) received paid parking in a garage near our headquarters. This perquisite was eliminated in October 2012 as a cost savings measure.

When Robert Bowen was rehired in July 2012, his offer of employment included a provision in which Mr. Bowen agreed to waive health insurance as an employee of the Company, but the Company would continue to reimburse him for reasonable medical insurance costs that he had obtained on his own behalf for himself and his spouse. Reasonable medical insurance costs were defined as the cost of a medical insurance plan that supplements the coverage available to Mr. Bowen and his spouse from any available federal and/or state government source (e.g., Medicare or its successor) so that such coverage collectively approximates, to the extent reasonable, the scope of coverage and out of pocket expenditures available to him under the medical insurance benefits at Scientific Learning at that time.  If Mr. Bowen predeceases his spouse, Scientific Learning will continue to reimburse the same costs for his spouse only for the same time period.  This reimbursement will continue throughout Mr. Bowen’s employment and for a period of five (5) years after his employment ends.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees. Officers who elect to subscribe to our health insurance contribute to their health insurance premiums at a higher rate than do other employees.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements. Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more Named Officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by Named Officers involved in the misconduct. The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to Named Officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement. Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Officers in a taxable year.  Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan, as amended (“1999 Equity Incentive Plan”), with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.”  Provisions contained in the Incentive Plan allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us.  Base salary, Management Incentive Plan bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m).

Summary Compensation Table

The following table lists the annual compensation for the fiscal years 2012, 2011 and 2010 of each person who served as our CEO during 2012, and our three other most highly compensated executive officers in 2012 (referred to as Named Officers).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total
Robert C.	2012	$133,718	--	$159,206	$92,309	--	$37,128	(6)	$422,361
Bowen	2011			$5,756	$6,463		$49,500	(7)	$61,719
Chairman and Chief Executive Officer (5)	2010			$9,488	$10,933		$83,500	(8)	$103,921
D. Andrew	2012	$199,641	--	$35,600	$29,661	$60,027	$189,302	(9)	$514,231
Myers	2011	$340,000	---	---	---	$60,000	$2,532		$402,352
previously President and Chief Executive Officer	2010	$333,750	---	$697,500	---	$51,893	$2,532		$1,085,675
Jane A. Freeman	2012	$108,955	--	$103,000	$58,070	--	$419		$270,444
Chief Financial	2011	--	--	--	--	--	--		--
Officer (10)	2010	--	--	--	--	--	--		--
Christopher J.	2012	$100,769	--	--	$71,864	--	$72		$172,705
Brookhart	2011	--	--	--	--	--	--		--
Senior Vice President and General Counsel (11)	2010	--	--	--	--	--	--		--
William M.	2012	$225,500	--	$13,350	$14,831	$24,861	$1,738		$280,280
Jenkins	2011	$225,500	--	--	--	$24,861	$2,423		$252,784
Chief Scientific Officer	2010	$223,875	--	$34,875	$39,649	$30,781	$2,442		$331,632

(1)
Represents the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB Topic 718.  See Note 9, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2012 for the assumptions used to determine the valuation of these awards.

(2)
Represents the aggregate grant date fair value of the stock options computed in accordance with FASB Topic 718. See Note 9, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2012 for the assumptions used to determine the valuation of these awards.

(3)	Payments made under the Management Incentive Plan.
(4)
Includes (a) the amount paid by us for life insurance premiums for the Named Officers, consistent with the life insurance program for all regular full time employees; and (b) monthly nearby parking for Oakland, California-based officers.

(5)
Mr. Bowen was re-appointed as our Chairman and Chief Executive Officer in July 2012.  Since 2010, Mr. Bowen has served as our Chairman of the Board. Stock and Option Awards for 2010 thru 2012 reflect amounts granted to Mr. Bowen in connection with his service as a non-employee director.  In addition, Stock and Option Awards for 2012 reflect amounts granted to Mr. Bowen in connection with his re-appointment as our Chief Executive Officer in July 2012.

(6)
Includes $27,073 for director retainer fees and $10,000 for consulting fees paid to Mr. Bowen for services rendered prior to his re-appointment as our Chairman and Chief Executive Officer in July 2012. Mr. Bowen provided executive-level sales and customer relationship services to us for a per day fee of $1,500 prior to his re-appointment as our Chief Executive Officer.

(7)	Includes $39,000 for director retainer fees and $10,500 for consulting fees paid to Mr. Bowen.

(8)	Includes $44,000 for director retainer fees and $39,500 for consulting fees paid to Mr. Bowen.
(9)
Includes $141,667 in severance benefits paid during 2012 to Mr. Myers in connection with his termination of employment, $8,498 in COBRA benefits and $37,593 for the payout of unused paid time off.  Also includes life insurance premiums and parking benefits described in footnote 4.

(10)	Ms. Freeman was re-appointed as our Chief Financial Officer in July 2012.
(11)	Mr. Brookhart joined us as Senior Vice President and General Counsel in June 2012.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market.  No Named Officers received salary increases in 2012.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation reflected in the table above for 2010 through 2012 consists of payments under the Management Incentive Plan (2010 and 2011) and the Scientific Learning Bonus Plan (2012) adopted by the Compensation Committee for these years.

For 2012, the entry, target and maximum overachievement levels for our shared financial goals were:

	Entry Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level
Booked Sales	$41 million	$45 million	$49 million
Cash from Operations	Positive Cash from Operations	$2 million	$4 million

Individual goals were not documented as a part of the Scientific Learning Bonus Plan for 2012 due to the major management changes.  No bonuses were paid to any executive officers based on the Scientific Learning Bonus Plan for 2012.

Grants of Plan-Based Awards in Fiscal Year 2012

		Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards; No. of Shares of Stock or Units (#)	All Other Option Awards; No. of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold	Target	Maximum
	01/01/2012	$77,000	$154,000	$308,000	-	3,750	$2.5100	$1.3876
Robert C.	10/01/2012				-	150,000	$1.0300	$0.5807
Bowen	01/01/2012				1,875	-	$-	$2.5100
	10/01/2012				150,000	-	$-	$1.0300
D. Andrew	04/01/2012	$55,156	$187,000	$374,000	-	30,000	$1.7800	$0.9887
Myers	04/01/2012				20,000	-	$-	$1.7800
Jane A.	10/01/2012	$51,750	$103,500	$207,000	-	100,000	$1.0300	$0.5807
Freeman	10/01/2012				100,000	-	$-	$1.0300
Christopher J. Brookhart	07/01/2012	$35,000	$70,000	$140,000	-	80,000	$1.6300	$0.8983
William M.	04/01/2012	$37,462	$78,925	$157,850	-	15,000	$1.7800	$0.9887
Jenkins	04/01/2012				7,500	-	$-	$1.7800

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the Management Incentive Plan at the entry, target and maximum levels specified by that plan.

In 2012, Named Officers received bonuses based on performance against Individual Goals in 2011.  There was no payout based on achievement of financial goals. There were also Equity Grants in 2012 to named officers.  The grants were approved by the Board of Directors.

The stock options awarded to the Named Officers generally vest ratably in monthly installments over four years, with a one-year waiting period at the commencement of employment. Restricted stock units vest over four years,  in equal semi-annual increments over the four years. Vesting continues only so long as the officer remains employed with us. In certain circumstances, the options described above for the Named Officers may accelerate in the event that their employment is terminated after a change in control. See Change in Control; Termination below.

Outstanding Equity Awards at 2012 Fiscal year-End

Name	Option Awards				Stock Awards
	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)
Bowen, Robert C.	3,645	105	$5.0600	12/31/2019	152,814	$96,272.82
	2,395	1,355	$3.0699	12/31/2020
	1,145	2,605	$2.5100	12/31/2021
	50,000	-	$5.9500	3/14/2015
	-	150,000	$1.0300	9/30/2022
Myers, D. Andrew	45,554	-	$1.9560	12/31/2018	76,250	$48,037.50
	150,279	4,167	$1.9560	12/31/2018
	4,999	-	$1.7800	3/31/2022
	1	25,000	$1.7800	3/31/2022
	30,000	-	$3.5350	7/29/2018
Freeman, Jane A.	37,500	62,500	$1.0300	9/30/2022	100,000	$63,000.00
Brookhart, Christopher	-	80,000	$1.6300	6/30/2022	-	$-
Jenkins, William M	20,000	-	$5.6400	1/26/2014	10,313	$6,497.19
	25,000	-	$1.9000	2/23/2013
	40,000	-	$5.9500	3/14/2015
	27,500	2,500	$1.9800	3/31/2019
	10,000	5,000	$4.6500	3/31/2020
	2,500	12,500	$1.7800	3/31/2022

(1)
These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date.  In certain circumstances, the options described above may accelerate in the event that a named officer’s employment is terminated after a change in control.  See Change in Control; Termination below.

(2)	Restricted stock units generally vest over four years, 25% after one year and 12.5% every six months.

Option Exercises and Stock Vested for Fiscal Year 2012

Name	Option Awards		Stock Awards
	No. shares acquired on exercise (#)	Value realized on exercise ($)	No. shares acquired on vesting (#)	Value realized on vesting ($)
Bowen, Robert C.	-	$-	1,562	$2,137.98
Myers, D. Andrew	-	$-	40,834	$40,714.11
Freeman, Jane A.	-	$-	-	$-
Brookhart, Christopher J.	-	$-	-	$-
Jenkins, William M	-	$-	5,625	$8,916.39

The stock awards described in the table above are shares that vested under restricted stock awards granted in 2012 and prior years, which vest over four years.

Change of Control; Termination

In connection with his joining the Company, the Compensation Committee approved termination of employment provisions for D. Andrew (Andy) Myers, who became our President and Chief Operating Officer in January 2008 and our Chief Executive Officer in January 2009.  Under these provisions, if Mr. Myers’ employment had been  terminated by us without cause, as defined in his employment agreement, he would have received payment of 12 months of his then-current base salary as severance compensation.  In the case of a termination for cause, as defined in Mr. Myers’ employment agreement, he would not have been entitled to any severance benefits under these provisions. In connection with Mr. Myers’ promotion to be Chief Executive Officer, the Committee approved additional change of control provisions.  In the case of a change of control, as defined in Mr. Myers’ employment agreement, and within 18 months Mr. Myers was terminated without cause or resigned because of a material change in his position, responsibilities, pay or location, then vesting under the option granted to Mr. Myers in January 2009 and the equity grants previously made to Mr. Myers in January 2008, July 2008 and January 2009 would have accelerated in full, and Mr. Myers would have received severance payments equal to 12 months of his then-current base salary, payable in one lump sum.

In connection with his joining the Company, the Compensation Committee approved termination of employment provisions for Christopher J. Brookhart, our General Counsel and Corporate Secretary.  Under these provision, if Mr. Brookhart’s employment is terminated by us without cause, as defined in the Plan discussed below, in circumstances in which the Plan does not apply, or Mr. Brookhart has a Good Reason Resignation, as defined in the Plan, in circumstances in which the Plan does not apply, Mr. Brookhart will receive payment of six months of his then-current base salary as severance compensation plus an additional amount equal to his Average Annual Bonus, as defined in his employment agreement, prorated for the number of months he was employed in the year of termination, except that if Mr. Brookhart had been terminated under these circumstances during his first six months of employment, he would have received three months of his then-current base salary instead of six.  In all such cases, Mr. Brookhart’s severance compensation would be payable in one lump sum and contingent upon Mr. Brookhart’s execution of a general release in favor of the Company. Additionally, in the event of such a termination, Mr. Brookhart will be entitled to reimbursement for himself and any covered dependents for medical benefit COBRA premiums for a period of six months following the termination.  If Mr. Brookhart is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under these provisions. Mr. Brookhart is also eligible for the benefits of the Plan described below.

In May 2010, the Compensation Committee, after consultation with its compensation consultant and external counsel and review of external data, adopted a Change of Control Benefit Plan (the “Plan”) in which all executive officers are eligible to participate.  In 2011, the Compensation Committee expanded this Plan to also cover other members of the Company’s senior management team.  Mr. Myers had elected not to participate in the Plan and to retain the protections under the termination provisions described above.  Under the Plan, participants are eligible to receive severance payments in the event that there is a Change of Control of the Company, as defined in the Plan, and within three months prior to or 18 months after the Change of Control, the participant is terminated by the Company without Cause, as defined in the Plan, or the participant resigns for Good Reason, as defined in the Plan.  Severance payments will be made in one lump sum.  In order to receive such payments, the participant must execute a release in favor of the Company, as well as a non-solicitation, non-disparagement, and proprietary information agreement.  The severance payment for Named Officers equals 12 months of the participant’s then-current base salary and reimbursement of the participant’s COBRA expenses for the same period.  The Plan expires four years from its adoption and can be amended or terminated at any time, except that during the period beginning three months prior to and ending 18 months after a Change in Control, the Plan cannot be changed in a way that would adversely impact a participant’s benefits without that participant’s written consent.

Under our equity plans, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all outstanding awards accelerates in full.  In addition, in the event that any person or group acquires securities of the Company representing at least 50% of the voting power for the election of directors, unvested awards granted prior to May 20, 2010 and held by persons then serving the Company accelerate in full immediately upon the occurrence of such event.  For grants made on May 20, 2010 and thereafter, acceleration of unvested awards in the event that a person or group acquires 50% or more of the Company’s voting power occurs only if an awardee’s continuous service is terminated around the time of the acquisition, by us, without Cause or by the awardee for Good Reason, all as defined in the applicable equity plan.

The table below shows the value to all Named Officers of such potential acceleration upon a change of control as of December 31, 2012, assuming the number of shares vested on that date.  The value is calculated by multiplying the number of shares subject to restricted stock units whose vesting would be accelerated by the market price on December 31, 2012 plus the value of all in-the-money unvested options at December 31, 2012.

Value of Potential Acceleration upon a Change of Control

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2012
Robert C. Bowen	$96,273
D. Andrew Myers	$0
Jane A. Freeman	$63,000
Christopher J. Brookhart	$0
William M. Jenkins	$6,497

Director Compensation for Fiscal Year 2012

The following table describes the compensation paid to the members of our Board of Directors for 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (4) (5)	All Other Compensation ($) (6)	Total
E. Vermont Blanchard, Jr.	$56,000.00	$4,706.25	$5,203.50		$65,909.75
Gayle A. Crowell	$12,724.00	$4,706.25	$5,203.50		$22,633.75
Rodman W. Moorhead III	$11,328.00	$1,830.00	$2,063.40		$15,221.40
Michael A. Moses	$26,000.00	$4,706.25	$5,203.50	$43,332.96	$79,242.71
Dino A. Rossi	$20,000.00	$31,706.32	$5,203.50		$56,909.82
Shari Simon	$27,000.00	$4,706.25	$5,203.50	$49,140.64	$86,050.39
Paula A. Tallal	$27,000.00	$4,706.25	$5,203.50	$19,500.00	$56,409.75
Jeffrey D. Thomas	$57,500.00	$4,706.25	$5,203.50		$67,409.75

(1)
Represents annual retainers and meeting fees.  Directors have the option of receiving their retainer and meeting fees in cash or stock.  All retainers and fees, whether paid in cash or stock, are included in this column.

(2)	Represents the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB Topic 718.

(3)	Additional information with respect to restricted stock units granted to and held by directors:

	RSUs granted in 2012
Name of Director	# of shares	Grant date fair value	# shares subject to RSUs at 12/31/12
E. Vermont Blanchard, Jr.	1,875	$2.51	2,814
Gayle A. Crowell	1,875	$2.51	0
Rodman W. Moorhead III	3,000	$0.61	3,000
Michael A. Moses	1,875	$2.51	2,814
Dino A. Rossi	1,875	$2.51	0
Shari Simon	1,875	$2.51	0
Paula A. Tallal	1,875	$2.51	2,814
Jeffrey D. Thomas	1,875	$2.51	2,814

See Note 9, Stock-Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the assumptions used to determine the valuation of these awards.

(4)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB Topic 718.

(5)	Additional information with respect to options granted to and held by directors:

	Options granted in 2012			# shares subject
Name of Director	# of shares	Option exercise price	Grant date fair value	to options at 12/31/12
E. Vermont Blanchard, Jr.	3,750	$2.51	$1.3876	11,250
Gayle A. Crowell	3,750	$2.51	1.3876	0
Rodman W. Moorhead III	6,000	$0.61	0.3439	7,666
Michael A. Moses	3,750	$2.51	1.3876	11,250
Dino A. Rossi	3,750	$2.51	1.3876	0
Shari Simon	3,750	$2.51	1.3876	7,332
Paula A. Tallal	3,750	$2.51	1.3876	11,250
Jeffrey D. Thomas	3,750	$2.51	1.3876	11,250

See Note 9, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31,2012 for the assumptions used to determine the valuation of these awards.

(6)
Consulting fees paid to Ms. Simon, and Drs. Moses and Tallal for consulting services provided to us in 2012.  Ms. Simon provided consulting services related to sales and marketing for a fee of $2,500 per day.  Dr. Tallal’s consulting services include public speaking engagements and development of our relationships with private providers and the scientific community.  In 2012, Dr. Tallal’s contract provided for a fee of $1,500 per day.  Dr. Moses provides executive-level sales and marketing consulting services to us.  In 2012, Dr. Moses’ contract provided for a fee of $40,000 per annum.

In 2012, the non-employee director compensation program included the following components for continuing directors:
•	On January 1 of each year, an award of annual retainers:
o	$25,000 to each director who is not an employee of the Company;
o	$7,500 to the Lead Director;
o	$10,000 to the non-employee Chair of the Board;
o	$10,000 to the Chair of the Audit Committee; and
o	$2,000 to the Chair of each other committee of the Board.
•
For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1,000.  There are no meeting fees for Board meetings.

•	On January 1 of each year beginning in 2010, an equity award consisting of:
o
Non-qualified stock options for 3,750 shares under the Company’s 1999 Equity Incentive Plan, vesting over a three year period, with the vesting period commencing upon grant, in equal monthly installments, provided that no options shall vest after the director’s service as a non-employee member of the Board ends.

o
Restricted stock unit awards for 1,875 shares, vesting over a three year period, with the vesting period commencing upon the Company’s next regular restricted stock unit vesting date, and the award vesting in six equal installments, at approximately six-month intervals, on the Company’s regular restricted stock unit vesting dates, provided that no awards shall vest after the director’s service as a non-employee member of the Board ends.

Retainers are paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan.  If a director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of our Common Stock on the date of the retainer award.  Meeting fees are paid in cash.

Our director compensation program also provides that if a non-employee director joins the Board mid-year, upon joining the director receives a prorated annual retainer.  Upon joining the Board, each new director is entitled to receive a non-qualified stock option for 6,000 shares and a restricted stock unit grant for 3,000 shares, both vesting over a three year period.

Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our Bylaws.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (2) (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	1,487,921	$3.0068	2,055,218

(1)	All of our equity compensation plans have been approved by the stockholders.
(2)	Includes 376,085 shares eligible for purchase under our Employee Stock Purchase Plan.

Risk Assessment of Compensation Policies and Practices

Consistent with new SEC disclosure requirements, our Compensation Committee has assessed our compensation programs and has concluded that the risks relating to our compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the company as a whole. The Compensation Committee assessed the company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.  The Committee’s review focused on our Management Incentive Plan, sales incentive plans, and 1999 Equity Incentive Plan to identify risks and risk controls related to the programs.

CERTAIN RELATED PARTY TRANSACTIONS

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Paula A. Tallal, William M. Jenkins, Michael M. Merzenich and Steven Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey.  Dr. Tallal is a member of our Board and during 2012, Dr. Jenkins was one of our executive officers.  We have licensed the university patent rights that resulted from this work.  At December 31, 2012, eleven U.S. and seven foreign patents issuing from these applications had been granted.

Under this license, we are obligated to make payments to the University of California (on behalf of both universities).  During 2012, we expensed an aggregate of $203,491 for royalty payments under the license.  Royalties are calculated based on a percentage of sales of covered products.  In 2013, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2012, the inventors who were either a director or an executive officer during 2012 received the following payments from their universities:  Dr. Tallal, $ 37,665 and Dr. Jenkins, $13,283.  The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels.  However, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Bowen Independent Contractor Agreement

On December 16, 2009, our Compensation Committee approved a Retirement Agreement and an Independent Contractor Agreement with Robert C. Bowen, our Executive Chairman.  Under those agreements, Mr. Bowen retired as an employee of the Company as of December 31, 2009 and became an independent contractor on January 1, 2010.

Under the Retirement Agreement, Mr. Bowen’s January 2009 employment agreement terminated at the end of 2009.  The Retirement Agreement reiterated the Company’s obligation from the January 2009 employment agreement to reimburse Mr. Bowen for reasonable medical insurance costs for him and his spouse for the five years ending December 31, 2014.  Reasonable medical insurance costs are defined as, in summary, the cost for a supplemental plan that (together with Medicare and/or any other governmental plan) approximates the coverage scope and out of pocket expenditures of our current group health plan for our employees.

Under the Independent Contractor Agreement, Mr. Bowen was expected to provide services to assist the Company’s sales organization with key relationships and business development in the K-12 school market, and perform other tasks if assigned by our Chief Executive Officer.  There was no fixed amount of services to be provided. When and as requested by the Company and accepted by Mr. Bowen, Mr. Bowen was to perform such services for the Company and be compensated at a rate of $1,500 per day plus reimbursement for travel expenses.  The Independent Contractor Agreement was originally for one year, ending December 31, 2010, and was continued for 2011 and 2012. However, upon Mr. Bowen’s re-appointment as our Chief Executive Officer in July 2012, the Independent Contractor Agreement ceased to be applicable.  Providing services under this agreement was considered “Continued Service” as defined under the Company’s employee stock plans for purposes of Mr. Bowen’s previously granted employee stock options.

Starting January 1, 2010, Mr. Bowen received compensation under the Company’s compensation program for non-employee directors.  He received this compensation from January 1, 2010 until his re-appointment as our Chief Executive Officer in July 2012.

2012 and 2013 PIPE Transactions

On March 22, 2012, the Company entered into a Securities Purchase Agreement (the “2012 Agreement”), by and among the Company and the Investors (as defined therein), pursuant to which the Company issued (i) 4,176,420 shares of its common stock at a price per share of $1.73 (the “2012 Shares”) and (ii) warrants to purchase 2,505,852 shares of its common stock (the “2012 Warrants”) in a private placement (the “2012 Placement”). The Company received aggregate gross proceeds of approximately $7,225,000 from the 2012 Placement. The 2012 Warrants are exercisable at an exercise price equal to $1.82 per share, which represented a 10% premium over the closing price of the Company’s common stock on the NASDAQ Global Market on March, 22, 2012. The 2012 Warrants were exercisable beginning on the closing date (i.e. March 28, 2012) and will expire 60 months from the date of issuance.

Pursuant to the 2012 Agreement, the Company agreed to file a registration statement covering the resale of the 2012 Shares and the shares of common stock underlying the 2012 Warrants issued and issuable to the Investors in the 2012 Placement no later than 30 days from the closing of the 2012 Placement, and to seek to have such registration statement declared effective no later than 90 days from the closing of the 2012 Placement, or if the Company’s registration statement is reviewed by the Securities and Exchange Commission, 135 days from the closing of the 2012 Placement.

The Investors included Bob Bowen, Bob Feller, Andy Myers, Ron Park, Shari Simon, Osmium Capital LP, Osmium Capital II, LP, and Osmium Spartan, L.P., Trigran Investment, L.P. and Trigran Investments, L.P., II.  Mr. Bowen, Mr. Myers and Ms. Simon constitute related persons because they each served as a director.  Additionally, Mr. Myers was an executive officer.  Mr. Feller and Mr. Park constitute related persons because they each served as executive officers. Trigran Investment, L.P., Trigran Investments, L.P., II, Osmium Capital LP, Osmium Capital II, LP, and Osmium Spartan, L.P. constitute related persons because individually or as part of a group, such persons owned at least five percent of the Company’s common stock.  The amount invested by each of these parties, and the number of 2012 Shares and the number of shares exercisable under the 2012 Warrants each interested party received are as follows:

Investor	2012 Shares	Shares Exercisable Under 2012 Warrants	Amount Invested
Bowen, Bob	28,900	17,340	$49,997
Feller, Bob	5,780	3,468	$9,999
Myers, Andy	11,560	6,936	$19,999
Park, Ron	5,780	3,468	$9,999
Simon, Shari	1,445	867	$2,500
Osmium Capital LP	81,395	48,837	$140,813
Osmium Capital II, LP	167,550	100,530	$289,862
Osmium Spartan, LP	27,625	16,575	$47,791
Trigran Investments, L.P.	436,300	261,780	$754,799
Trigran Investments, L.P. II	257,340	154,404	$445,198

On April 5, 2013, the Company entered into a Subordinated Note and Warrant Purchase Agreement (the “2013 Agreement”) with the purchasers set forth on the signature page thereto (the “2013 Purchasers”), pursuant to which the Company issued to the 2013 Purchasers subordinated notes in the aggregate principal amount of $4,600,000 (the “2013 Notes”) and warrants to purchase an aggregate of 1,846,940 shares of the Company’s common stock, par value $0.001 per share, immediately exercisable at an exercise price initially equal to $1.03 per share (the “2013 Warrant Shares”).  The 2013 Notes bear simple interest at a rate of 12% per annum.  From the issuance date through the first anniversary thereof, the Company will pay accrued and unpaid interest quarterly in arrears by increasing the principal amount of each Note and thereafter will pay accrued and unpaid interest in cash in arrears on July 31, 2014, November 30, 2014 and the final payment date.  The 2013 Notes mature on April 5, 2015.

The Company will be required to repay 101% of the aggregate principal amount the 2013 Notes if the Company consummates a Change of Control (as defined in the 2013 Agreement). Additionally, the principal balance of the 2013 Notes may become immediately due and payable upon an Event of Default (as defined in the 2013 Agreement). The Company may prepay the 2013 Notes in whole or in part at any time. Upon any prepayment, the Company will be required to pay a prepayment premium equal to the net present value of future interest amounts that would have been due on such principal amount had interest accrued through the maturity date.

The 2013 Agreement also contains various representations and warranties, and affirmative and negative covenants, including restrictions on the ability of the Company and its subsidiaries to incur additional indebtedness.  In connection with the 2013 Agreement, the Company entered into a Security Agreement with the 2013 Purchasers (the “Security Agreement”) pursuant to which, as security for the Company’s repayment of its obligations under the 2013 Notes, the Company granted to the 2013 Purchasers a security interest in substantially all of its property and interests in property, except as otherwise limited in the Security Agreement.

In connection with the 2013 Agreement, the Company entered into a Registration Rights Agreement with the 2013 Purchasers (the “2013 Registration Rights Agreement”) obligating the Company to register for resale the shares of common stock issuable upon the exercise of the 2013 Warrants on a registration statement on Form S-3 to be filed with the SEC within 45 days after the date that a request is received from holders holding a majority of Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement will terminate on April 5, 2021.

The 2013 Purchasers include Nantahala Capital Partners, Limited Partnership, Nantahala Capital Partners II, Limited Partnership, Blackwell Partners, LLC, Trigran Investments, L.P., Trigran Investments, L.P. II, Paula A. Tallal, Revocable Trust, Noel Moore, The Rodman W. Moorhead III Revocable Trust, Robert Bowen and Jane A. Freeman Living Trust.  Nantahala Capital Partners, Limited Partnership, Nantahala Capital Partners II, Limited Partnership, Blackwell Partners, LLC, Trigran Investments, L.P., Trigran Investments, L.P. II and Noel Moore constitute related persons because, individually or as part of a group, such persons own at least five percent of the Company’s common stock.  Paula A. Tallal, Revocable Trust, The Rodman W. Moorhead III Revocable Trust and Jane A. Freeman Living Trust constitute related persons because such entities are trusts held by directors and executive officers of the Company.  Robert Bowen constitutes a related person because he is a director and executive officer.  The amount of 2013 Notes purchased by each of these parties, and the number of shares exercisable under the 2013 Warrants each interested party received are as follows:

Purchaser	Amount of 2013 Notes Purchased	Shares Exercisable Under 2013 Warrants
Nantahala Capital Partners, Limited Partnership	$404,000	162,210
Nantahala Capital Partners II, Limited Partnership	$1,299,000	521,560
Blackwell Partners, LLC	$497,000	199,550
Trigran Investments, L.P.	$632,000	253,753
Trigran Investments, L.P. II	$368,000	147,755
Paula A. Tallal, Revocable Trust	$250,000	100,377
Noel Moore	$400,000	160,603
The Rodman W. Moorhead III Revocable Trust	$250,000	100,377
Robert Bowen	$200,000	80,302
Jane A. Freeman Living Trust	$100,000	40,151

Other Agreements

We have entered into indemnity agreements with each of our directors and executive officers.  Our certificate of incorporation and Bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in the best interests of Scientific Learning and our stockholders. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services.  Our CEO must approve all such relationships.  If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee or our Nominating and Corporate Governance Committee.  Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

Our Policies on Business Ethics include a comprehensive anti-nepotism policy that prohibits us from hiring, as employees, persons who are family members of current employees or members of our Board.  This policy permits family members of employees or directors to be hired as independent contractors, provided that they are not managed by their respective family member.

On January 28, 2010, the Nominating and Corporate Governance Committee approved a limited waiver of our policy and approved the hiring of Mr. Bowen’s niece, Karen Forester, as a Senior Implementation Manager for the South Region.  Mr. Bowen is, and was at the time of the hiring, a director of the Company and Chairman of the Board.  The Nominating and Corporate Governance Committee determined that it was in the best interests of the Company to issue this waiver and hire Ms. Forester as a full-time employee.  Ms. Forester had served as a training contractor for the Company since 2007, is a very well qualified candidate for the available position and was not directly managed by Mr. Bowen. The Audit Committee, in 2007, previously approved Ms. Forester’s consulting engagement as an interested-party transaction. Following Mr. Bowen’s re-appointment as our Chief Executive Officer in July 2012, the Nominating and Corporate Governance Committee again approved a limited waiver permitting the continued employment of Ms. Forester.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices and proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our Notice and proxy materials. A single Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Christopher Brookhart, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Christopher Brookhart at 510-444-3500.  Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher J. Brookhart
Secretary

April 30, 2013

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being made available to stockholders with this Proxy Statement.  We will furnish any of the Exhibits to the Annual Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

VOTE BY INTERNET OR TELEPHONE Q U I C K ★ ★ ★ E A S Y ★ ★ ★ I M M E D I AT E

SCIENTIFIC LEARNING CORPORATION

As a stockholder of Scientific Learning Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 10, 2013.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND FOR A FREQUENCY OF “3 YEARS” FOR PROPOSAL 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please mark your votes like this	☒

The Board of Directors recommends a vote “FOR” Proposals 1, 2, and 4, and for a frequency of “3 YEARS” in Proposal 3.

							FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:			2.	A non-binding advisory vote on the compensation of our named executive officers.		☐	☐	☐
						3 YEARS	2 YEARS	1 YEAR	ABSTAIN
		FOR	WITHHOLD AUTHORITY	3.	A non-binding advisory vote on	☐	☐	☐	☐
	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	☐	☐		the frequency of future advisory votes on the compensation of
	Nominees 01 E. Vermont Blanchard, Jr., 03 Rodman W. Moorhead III, 04 Michael A. Moses, 02 Robert C. Bowen, 05 Paula A. Tallal, 06 Jeffrey D. Thomas				our named executive officers.
							FOR	AGAINST	ABSTAIN
				4.	Ratification of the selection of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.		☐	☐	☐

				5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Dated:___________, 2013
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 11, 2013

The proxy statement and our 2013 Annual Report to Stockholders are available at http://www.cstproxy.com/scilearn/2013

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scientific Learning Corporation

The undersigned appoints Robert C. Bowen and Jane A. Freeman, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Scientific Learning Corporation held of record by the undersigned at the close of business on April 16, 2013 at the 2013 Annual Meeting of Stockholders of Scientific Learning Corporation to be held at the principal offices of Scientific Learning, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612, on Tuesday, June 11, 2013, at 10:00 a.m. Pacific time or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)